Exhibit 5.1

August 26, 2009

American Equity Investment Life Holding Company

5000 Westown Parkway, Suite 440

West Des Moines, Iowa 50266

Re:	American Equity Investment Life Holding Company Registration
Statement on Form S-3

Ladies and Gentlemen:

I am the Associate General Counsel for American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), and have participated in the legal review in connection with (i) the Registration Statement on Form S-3 (File No. 333-157846) (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) the Prospectus Supplement, dated August 20, 2009 (the “Prospectus Supplement”), filed with the Commission relating to the sale of shares of the Company’s common stock, par value $1 (the “Common Stock), having an aggregate offering price of up to $50,000,000, in accordance with that certain distribution agreement, dated August 20, 2009, between the Company and Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC (the “Fox Pitt Distribution Agreement”) and that certain distribution agreement, dated August 20, 2009, between the Company and Sandler O’Neill & Partners, L.P. (the “Sandler  O’Neil Distribution Agreement,” and together with the Fox Pitt Distribution Agreement, the “Distribution Agreements”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth herein, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) the Articles of Incorporation of the Company, as in effect on the date hereof; (iv) the Third Amended and Restated Bylaws of the Company, as in effect on the date hereof; and (v) certain resolutions adopted by the Board of Directors. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the accuracy and completeness of all statements contained in all such documents and certificates, the integrity and completeness of the minute books and records of the Company, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others.

My opinion set forth herein is limited to the laws of the State of Iowa, and I am expressing no opinion as to the effect of the laws of other jurisdictions. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Common Stock has been duly authorized and, when issued pursuant to the Distribution Agreements, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated August 20, 2009, incorporated by reference as an exhibit to the Registration Statement. I also consent to the inclusion of my name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Marla G. Lacey
Marla G. Lacey
Associate General Counsel